Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

Laura Novak
FD
212-850-5682
laura.novak@fd.com

ALLIANCE DATA REPORTS THIRD-QUARTER RESULTS

* Achieved Double-Digit Cash Earnings per Share Growth

* Establishes 2010 Guidance

Dallas, TX, October 21, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the third quarter ended September 30, 2009.

Total third-quarter 2009 revenue of $483 million, adjusted EBITDA of $141 million, net income of $46 million, and net income per diluted share of $0.83 represented declines of 5 percent, 17 percent, 29 percent, and 11 percent, respectively, versus the third quarter of 2008. Cash earnings per diluted share increased 15 percent to $1.40 from the prior year period, exceeding the Company’s guidance of $1.34 for the quarter. See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings per diluted share and other non-GAAP financial measures.

Excluding changes in the foreign exchange rate for the Canadian dollar, revenue would have been $493 million, representing a 4-percent decline; adjusted EBITDA would have been $144 million, representing a 15-percent decline; and cash earnings per diluted share would have increased 18 percent to $1.44, in each case compared to the third quarter of 2008.

Alliance Data Systems Corporation

October 21, 2009

The Company has faced three major headwinds in 2009, which on a full-year basis compared to the prior year, are as follows: higher year-over-year loss rates resulting in a $90 million reduction in adjusted EBITDA; interest only strip grow-over of $30 million related to the Company’s securitization program; and foreign exchange rate fluctuations resulting in a $40 million reduction in adjusted EBITDA. In total, the full-year impact equates to a $160 million reduction in adjusted EBITDA, or an approximate $1.75 impact to cash earnings per diluted share.

Ed Heffernan, president and chief executive officer of Alliance Data, commented, “In light of these headwinds, I am pleased with the Company’s third-quarter performance, including solid double-digit cash earnings per diluted share growth. Of equal note were the positive trends related to our key metrics that continued to develop during the quarter, providing even more encouraging news.

“In our Loyalty Services segment, specifically our Canadian AIR MILES® Reward Program, our key cash flow metric, miles issued, continued to ramp up from a 4-percent decline in the first quarter and a 2-percent decline in the second quarter to a positive 3-percent growth rate in the third quarter and is still accelerating. In our Private Label Credit business, the growth rate in credit sales has moved from a negative performance in 2008 to growth of 3 percent, 6 percent and 13 percent in the first, second and third quarters of 2009, respectively. Most encouraging, this is the first quarter of double-digit credit sales growth in three years. Also, despite rising unemployment levels, our credit losses have remained stable for six consecutive months. Epsilon has had a record number of signings this year, which will drive growth in 2010, and its database business continues to expand as demand for these services grows.”

SEGMENT REVIEW

Loyalty Services: On a constant currency basis, revenue was flat to the prior year period ($187 million for the third quarter of 2009 versus $188 million in the prior year period). Segment revenue, as reported in U.S. dollars, was $177 million, or a 6-percent decrease from the third quarter of 2008.

On a constant currency basis, adjusted EBITDA continued at a strong pace, growing 14 percent to $56 million versus $49 million in the prior year period. Results continue to be driven by prior years’ strong issuance growth combined with firm pricing, virtually 100 percent client retention, a fully built-out infrastructure and strong leverage on reward costs. On a constant currency basis, adjusted EBITDA margin expanded to 30 percent, reflecting continued leverage in the program and operating EBITDA added $10 million of cash flow above the reported adjusted EBITDA.

AIR MILES reward miles issued, a key metric driving future earnings, rebounded in the third quarter with growth of 3 percent versus declines of 4 percent and 2 percent during the first and second quarters of 2009, respectively, in each case compared to the prior year period. The recently announced launch of BMO Bank of Montreal’s significantly increased value proposition was largely responsible for the quick return to positive growth in reward miles issued during the quarter. Growth is expected to further accelerate in the fourth quarter of 2009 as the business anniversaries its first soft quarter in reward miles issued.

Alliance Data Systems Corporation

October 21, 2009

AIR MILES reward miles redeemed returned to positive growth of 6 percent in the third quarter of 2009 versus negative performance in the second quarter of 2009, in each case as compared to the prior year quarter, suggesting that Canadian collectors have become more secure with the macroeconomic environment and have returned to more typical redemption behavior. We expect this trend to continue, leading to further redemption growth in the fourth quarter.

Epsilon Marketing Services: Epsilon had a relatively flat third quarter with revenue up slightly to $132 million versus $131 million in the prior year period while adjusted EBITDA decreased to $35 million versus $40 million in the prior year period reflecting weakness in our data business due to the recession. The fourth quarter is expected to deliver solid growth and Epsilon remains on track to deliver single digit growth for the year.

During the year, signings continued to move ahead at a record pace with large full-service wins, as well as renewals across a wide variety of verticals including pharmaceutical (Astra-Zeneca), not-for-profit (National Geographic), CPG (R.J. Reynolds), and B-to-B (Reed Business Information). This trend is expected to drive higher growth going forward.

Private Label Services and Private Label Credit: The financial performance of the Private Label Services and Private Label Credit businesses continued to impact the Company’s overall performance. For the third quarter of 2009, Private Label Services revenue was up 2 percent while adjusted EBITDA was down 10 percent, each versus the prior year period. Private Label Credit revenue and adjusted EBITDA were down 9 percent and 30 percent, respectively, versus the prior year period. On a combined basis, eliminating intercompany activity between the two, Private Label revenue (which is net of funding costs and credit losses) of $169 million was down approximately $17 million, or 9 percent, compared to the prior year period. Likewise, combined adjusted EBITDA was down $21 million, or 23 percent, from the third quarter 2008. The driver of the decline is attributed to higher year-over-year credit losses, which rose to 9.4 percent in the third quarter versus 7.0 percent in the prior year period, a $26 million headwind.

Against these financial headwinds, encouraging trends have started to emerge in Private Label. First, while credit losses were up 240 basis points versus the prior year period, they have remained stable for six consecutive months despite rising unemployment. This stability is expected to extend into the fourth quarter, which would result in a year-over-year headwind of only 100 basis points in the fourth quarter with the spread continuing to narrow into 2010. Furthermore, credit sales growth for the third quarter was double-digit for the first time in three years. The portfolio posted 12-percent growth in the quarter, with more than adequate funding and liquidity remaining available.

Private Label is expected to return to positive performance in the fourth quarter. Specifically, the modest year-over-year deterioration in expected credit losses should be more than offset by earnings generated by double-digit credit sales and portfolio growth combined with the expected addition of the Charming Shoppes files.

Alliance Data Systems Corporation

October 21, 2009

OTHER MATTERS

The third quarter results include a $12 million tax benefit. Historically, the Company has maintained tax reserves to cover various uncertain tax positions, including the potential impact related to the recognition of certain taxable income. Based on recent tax rulings and other factors, there is no longer uncertainty around this taxable income recognition and, as such, the related reserve is no longer required. The resolution of these uncertain tax positions will yield a $4 million on-going annual tax benefit, which will reduce our effective tax rate going forward.

For the third quarter of 2009, the Company’s business performance combined with this tax benefit produced strong over-performance which enabled the Company to reinvest in certain opportunities. This includes completing a $1 billion TALF deal that locked down long-term fixed rate money and enhanced visibility, while effectively trading off short-term 2-percent funding for the benefits of longer-term 4-percent funding. Also, the Company incurred funding costs associated with our international coalition efforts. In addition, the Company reduced its activity in its share repurchase program effort resulting in a higher outstanding share count than originally projected.

The Company very recently received approval from the regulatory authorities to complete the Company’s purchase of the Charming Shoppes private label programs and the associated portfolios. The Company expects to close the transaction shortly.

CAPITAL STRUCTURE

Since the beginning of the share repurchase program in 2008, the Company has repurchased approximately 37 percent, or 30 million shares, of its shares outstanding for approximately $1.5 billion. During the third quarter of 2009, the Company spent approximately $100 million on share repurchases. Approximately $300 million remains available under the current repurchase program. The Company’s net core debt to LTM operating EBITDA ratio is less than 2.5x as of quarter-end, well within the Company’s target level of 3x.

FULL-YEAR 2009 OUTLOOK

The Company continues to face three major headwinds this year: higher credit losses, foreign exchange rate fluctuations and an interest only strip gain grow-over. Credit loss rates are up over 200 basis points since 2008, equating to $90 million, followed by impacts from foreign exchange and an interest only strip gain grow-over of $40 million and $30 million, respectively. In total, these headwinds equate to $160 million of adjusted EBITDA, or $1.75 of cash earnings per diluted share.

Despite this, the Company is projecting strong double-digit earnings per share growth for the year of approximately $5.15 cash earnings per diluted share. Importantly, the Company has seen stability in credit losses over the past six months despite rising unemployment levels. Additionally, the Company’s foreign exchange and interest only strip gain headwinds will anniversary by year-end.

Alliance Data Systems Corporation

October 21, 2009

FULL-YEAR 2010 OUTLOOK

The Company looks to enter 2010 with these 2009 headwinds largely behind it. The Company expects the Private Label businesses to return to growth, Epsilon to accelerate in its growth, and the Canadian AIR MILES Reward Program to generate strong free cash flow as reward miles issued, which turned positive in the third quarter, continue to ramp up. Finally, the Company’s share repurchase program has removed over one-third of shares outstanding from the market in 2008 and 2009 at advantageous prices.

Included in our guidance are three items which will somewhat moderate 2010 results. Specifically, while the AIR MILES Reward Program’s key metrics and cash flows will grow strongly, 2010 reported results will initially be soft compared to the prior year, reflecting the weak issuance from fourth quarter 2008 through 2009. However, free cash flow should be quite strong. In addition, the Company’s recently announced coalition loyalty program in Brazil will incur start-up expenses, albeit at a moderate level. Finally, the Company will continue to increase earnings visibility by opportunistically trading off benefits from lower interest rates on short-term funding in return for long-term fixed rate funding.

In conclusion, with the major headwinds largely gone, Private Label making a positive contribution and a lower outstanding share count, the Company believes that in 2010 it will continue its track record of solid double-digit growth in cash earnings per diluted share, as well as mark the return to meaningful organic growth in both revenue and adjusted EBITDA.

The Company’s initial 2010 guidance is approximately $2.15 billion of revenue, $650 million of adjusted EBITDA and $6.00 in cash earnings per diluted share. Guidance reflects the anticipated dampening influences noted above, and assumes stability in the macroeconomic environment. Guidance does not factor in any significant improvement in consumer spending or credit quality.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. Constant currency eliminates the effect of foreign currency fluctuations. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the terminated merger with affiliates of The Blackstone Group and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Alliance Data Systems Corporation

October 21, 2009

Conference Call

Alliance Data will host a conference call on October 21, 2009 at 5:00 p.m. (Eastern) to discuss the Company’s third-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “34559518”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on October 28, 2009.

About Alliance Data

Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data. Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions

Alliance Data Systems Corporation

October 21, 2009

relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

October 21, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue	$483.2	$511.2	(5)%	$1,423.9	$1,517.7	(6)%

Income from continuing operations	$45.8	$58.9	(22)%	$118.2	$183.6	(36)%

Net income	$45.8	$64.8	(29)%	$103.1	$161.1	(36)%

Income from continuing operations per share – diluted	$0.83	$0.85	(2)%	$2.04	$2.41	(15)%

Net income per share – diluted	$0.83	$0.93	(11)%	$1.78	$2.12	(16)%

Adjusted EBITDA	$141.4	$170.0	(17)%	$418.1	$496.5	(16)%

Operating EBITDA	$151.7	$185.0	(18)%	$446.5	$529.6	(16)%

Cash Earnings	$77.1	$85.0	(9)%	$205.8	$247.5	(17)%

Cash Earnings per share – diluted	$1.40	$1.22	15%	$3.55	$3.24	10%

	As of September 30, 2009	As of December 31, 2008
Cash and cash equivalents	$449.6	$156.9
Seller’s interest and credit card receivables	776.4	639.6
Redemption settlement assets	592.3	531.6
Intangible assets, net	259.7	297.8
Goodwill	1,162.4	1,133.8
Total assets	$4,898.6	$4,342.0

Deferred revenue	$1,130.1	$995.6
Certificates of deposit	1,179.9	688.9
Debt(1)	1,811.9	1,491.3
Total liabilities	4,666.2	3,794.7
Stockholders’ equity	$232.4	$547.3

(1)

Excludes certificates of deposit. Included in debt is a discount of $314.5 million and $235.9 million as of September 30, 2009 and December 31, 2008, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

Alliance Data Systems Corporation

October 21, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Segment Revenue:
Loyalty Services	$177.0	$187.7	(6)%	$505.0	$559.5	(10)%
Epsilon Marketing Services	131.9	130.8	1%	372.5	361.6	3%
Private Label Services	96.8	94.7	2%	281.0	285.0	(1)%
Private Label Credit	165.2	182.4	(9)%	507.9	579.0	(12)%
Corporate/Other	5.8	7.7	Nm	28.9	9.8	Nm
Intersegment	(93.5)	(92.1)	2%	(271.4)	(277.2)	(2)%

	$483.2	$511.2	(5)%	$1,423.9	$1,517.7	(6)%

Segment Adjusted EBITDA:
Loyalty Services	$53.1	$49.0	8%	$146.4	$143.3	2%
Epsilon Marketing Services	35.2	40.1	(12)%	87.7	90.2	(3)%
Private Label Services	27.5	30.5	(10)%	82.0	87.4	(6)%
Private Label Credit	41.7	59.7	(30)%	138.1	210.4	(34)%
Corporate/Other	(16.1)	(9.3)	Nm	(36.1)	(34.8)	Nm

	$141.4	$170.0	(17)%	$418.1	$496.5	(16)%

Key Performance Indicators:
Private label statements generated	31.3	30.7	2%	94.6	93.3	1%
Average managed receivables	$4,301.2	$3,840.2	12%	$4,262.7	$3,859.5	10%
Private label credit sales	$1,921.6	$1,694.1	13%	$5,474.7	$5,096.0	7%
AIR MILES reward miles issued	1,169.5	1,137.7	3%	3,278.3	3,300.6	(1)%
AIR MILES reward miles redeemed	777.4	736.8	6%	2,321.4	2,224.7	4%

Nm-Not Meaningful

Alliance Data Systems Corporation

October 21, 2009

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total revenue	$483.2	$511.2	$1,423.9	$1,517.7
Total operating expenses	388.4	391.4	1,144.6	1,165.2

Operating income	94.8	119.8	279.3	352.5
Interest expense, net	39.0	23.4	105.2	54.4

Income from continuing operations before income taxes	55.8	96.4	174.1	298.1
Income tax expense	10.0	37.5	55.9	114.5

Income from continuing operations	45.8	58.9	118.2	183.6
Income (loss) from discontinued operations, net of taxes	—	5.9	(15.1)	(22.5)

Net income	$45.8	$64.8	$103.1	$161.1

Per share data:

Basic – Income from continuing operations	$0.87	$0.87	$2.08	$2.47
Basic – Income (loss) from discontinued operations	—	0.09	(0.27)	(0.30)

Basic – Net income	$0.87	$0.96	$1.81	$2.17

Diluted – Income from continuing operations	$0.83	$0.85	$2.04	$2.41
Diluted – Income (loss) from discontinued operations	—	0.08	(0.26)	(0.29)

Diluted – Net income	$0.83	$0.93	$1.78	$2.12

Weighted average shares outstanding – basic	52.8	67.4	56.9	74.2
Weighted average shares outstanding – diluted	55.1	69.7	58.0	76.3

Alliance Data Systems Corporation

October 21, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$45.8	$58.9	$118.2	$183.6
Stock compensation expense	14.6	17.2	43.3	31.2
Income tax expense	10.0	37.5	55.9	114.5
Interest expense, net	39.0	23.4	105.2	54.4
Depreciation and other amortization	15.4	17.4	45.8	52.7
Amortization of purchased intangibles	15.7	16.7	45.8	50.7
Loss on sale of assets	—	—	—	1.1
Merger and other costs	0.9	(1.1)	3.9	8.3

Adjusted EBITDA	141.4	170.0	418.1	496.5
Change in deferred revenue(1)	101.7	(37.6)	134.5	313.4
Change in redemption settlement assets(1)	(67.6)	28.9	(60.7)	(327.1)
Foreign currency impact	(23.8)	23.7	(45.4)	46.8

Operating EBITDA	$151.7	185.0	$446.5	$529.6

Cash Earnings:
Income from continuing operations (GAAP measure)	$45.8	$58.9	$118.2	$183.6
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	14.6	17.2	43.3	31.2
Amortization of purchased intangibles	15.7	16.7	45.8	50.7
Non-cash interest expense(2)	17.7	8.3	43.8	9.2
Loss on the sale of assets	—	—	—	1.1
Merger and other costs	0.9	(1.1)	3.9	8.3
Income tax effect (3)	(17.6)	(15.0)	(49.2)	(36.6)

Cash earnings	$77.1	85.0	$205.8	$247.5

Weighted average shares outstanding – diluted	55.1	69.7	58.0	76.3
Cash earnings per share – diluted	$1.40	$1.22	$3.55	$3.24

(1)	Increases to deferred revenue and redemption settlement assets in 2008 from a transaction completed with the Bank of Montreal in the second quarter of 2008.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.
(3)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

October 21, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three Months Ended September 30, 2009
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$43.4	$5.9	$3.8	$—	$53.1
Epsilon Marketing Services	15.5	18.0	1.7	—	35.2
Private Label Services	23.7	2.4	1.4	—	27.5
Private Label Credit	38.1	3.3	0.3	—	41.7
Corporate/Other	(25.9)	1.5	7.4	0.9	(16.1)

	$94.8	$31.1	$14.6	$0.9	$141.4

	Three Months Ended September 30, 2008
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$38.0	$7.0	$4.0	$—	$49.0
Epsilon Marketing Services	17.9	18.7	3.5	—	40.1
Private Label Services	26.0	2.2	2.3	—	30.5
Private Label Credit	56.2	3.0	0.5	—	59.7
Corporate/Other	(18.3)	3.2	6.9	(1.1)	(9.3)

	$119.8	$34.1	$17.2	$(1.1)	$170.0

	Nine Months Ended September 30, 2009
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$120.4	$15.9	$10.1	$—	$146.4
Epsilon Marketing Services	29.0	51.8	6.9	—	87.7
Private Label Services	69.9	7.0	5.1	—	82.0
Private Label Credit	126.4	10.4	1.3	—	138.1
Corporate/Other	(66.4)	6.5	19.9	3.9	(36.1)

	$279.3	$91.6	$43.3	$3.9	$418.1

	Nine Months Ended September 30, 2008
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non- Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$111.2	$23.7	$8.4	$—	$143.3
Epsilon Marketing Services	25.8	56.7	5.1	2.6	90.2
Private Label Services	74.9	6.7	4.3	1.5	87.4
Private Label Credit	200.5	8.6	1.3	—	210.4
Corporate/Other	(59.9)	7.7	12.1	5.3	(34.8)

	$352.5	$103.4	$31.2	$9.4	$496.5

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense, merger and other costs and loss on the sale of assets.

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